Oppenheimer Main Street Small Cap Fund/VA
N-SAR Exhibit – Item 77D

On April 26, 2013, Oppenheimer Variable Account Funds (the “Registrant”), on behalf of its series Oppenheimer Main Street Small Cap Fund/VA (the “Fund”), submitted an Amendment to the Fund’s Registration Statement (SEC Accession No. 0000728889-13-000682). The Amendment revised the Fund’s principal investment strategies in the Prospectus to state that under normal market conditions, the Fund invests at least 80% of its net assets, including any borrowings for investment purposes, in securities of “small-cap” companies.

The Amendment to the Fund’s Registration Statement is hereby incorporated by reference in response to Item 77D of the Registrant’s Form N-SAR.